Exhibit 10.1

CONFIDENTIAL SETTLEMENT AND MUTUAL RELEASE AGREEMENT

THIS CONFIDENTIAL SETTLEMENT AND MUTUAL RELEASE (this “Agreement”), between Apimeds Pharmaceuticals US, Inc., a Delaware corporation (the “Company”), MindWave Innovations Inc, a Delaware corporation and a wholly owned subsidiary of the Company (“MindWave”), Erik Emerson, individually and as Bio Business Representative under the Merger Agreement referenced below (“Emerson”), Lokahi Therapeutics, Inc., a Nevada corporation (“Lokahi,” together with the Company and MindWave, the “Company Parties” and for purposes of Section 14 and Section 15, Emerson and Lokahai shall be the “Lokahai Parties”), Inscobee Inc., a South Korean corporation (“Inscobee”), and Apimeds Inc., a South Korean corporation and wholly owned subsidiary of Inscobee (“Apimeds Korea” together with Inscobee, the “Inscobee Parties”) is dated April 24, 2026 (the “Effective Date”).

BACKGROUND

A.	The Company, MindWave, Lokahi, Emerson and the other signatories thereto entered an Agreement and Plan of Merger dated December 1, 2025 (the “Merger Agreement”) under which, among other things, the pre-closing stockholders of MindWave received preferred stock of the Company in exchange for their ownership interest in MindWave.

B.	Concurrently with the Merger Agreement, the Company, MindWave, and Lokahi entered into that certain amended and restated side letter agreement dated December 1, 2025 (the “Side Letter”) regarding, among other things, the allocation of certain funds from the Investor to Lokahi and MindWave.

C.	In connection with the Merger Agreement, the Company filed an information statement on Form 14C (the “Information Statement”), to (i) issue shares of the Company’s common stock, par value $0.01 per share upon the conversion of the Series A convertible preferred stock of the pre-closing holders of MindWave into Company common stock (the “Preferred Stock Conversion”) upon the terms of the Merger Agreement, (ii) issue shares of Company common stock upon the conversion of the convertible notes issued by the Company to the Investor pursuant to that certain Securities Purchase Agreement, entered into by the Company and certain institutional investors on December 1, 2025, and amended by that certain Amendment No. 1 to Securities Purchase Agreement on December 8, 2025, in an amount that may be equal to 20% or more of the Company’s pre-transaction outstanding common stock, pursuant to NYSE Section 312.03(c) (the “Note Approval”), (iii) effect a 1-for-10 reverse stock split (the “Reverse Stock Split”) of the shares of the Company’s common stock and change the par value per share of the Company’s common stock from $0.01 to $0.001 (the “Change in Par Value”), and a corresponding amendment to the Company’s Amended and Restated Certificate of Incorporation to authorize the Company’s board of directors to effect the Reverse Stock Split and the Change in Par Value, (iv) amend the Company’s 2024 Equity Incentive Plan to increase the number of shares of Company common stock issuable under the plan to 2,096,679 (the “2024 Plan Share Increase”), and (v) approve and adopt the Company’s 2025 Equity Incentive Plan (the “2025 Plan Approval”). The Preferred Stock Conversion, the Note Approval, the Reverse Stock Split and the Change in Par Value, the 2024 Plan Share Increase, and the 2025 Plan Approval shall be referred to as the “Proposals”. For the avoidance of doubt, the time following the Preferred Stock Conversion shall be referred to as “Post-Closing.”

D.	As a result of the transactions contemplated by the Merger Agreement, including the Preferred Stock Conversion and the Note Approval, following the effectiveness of the Preferred Stock Conversion and the Note Approval, a change in control of the Company will occur within the meaning of the NYSE American Company Guide. Accordingly, the Company was required to submit a new listing application to NYSE American before the effectiveness of the Preferred Stock Conversion and the Note Approval (the “Listing Application”). The Company does not intend to affect the Preferred Stock Conversion and the Note Approval unless and until NYSE American has approved the Listing Application.

E.	Since the signing of the Merger Agreement, a dispute has arisen among the parties.

F.	Because the Inscobee Parties previously entered into the Support Agreements (as defined below), the Company Parties dispute the effectiveness of the Stockholder Consents (as defined below) and declared them void and, therefore, making any such actions that flow from the Stockholder Consents void; however, the Inscobee Parties dispute the validity of the Support Agreements and believe that the Stockholder Consents are valid as were any actions taken pursuant to such Stockholder Consents.

G.	The parties desire to settle and resolve all outstanding issues between them without litigation.

H.	In connection with the Investor Financing (as defined below), the parties also desire to waive certain covenants in the Merger Agreement and Side Letter as described below.

I.	It is agreed that the Company shall distribute the shares of Lokahai as provided herein.

J.	The parties also wish to clarify the Company’s board of directors and management by causing the Inscobee Parties to amend or replace their beneficial ownership reports on Section 13D filing and cooperate with the Company in preparing a press release that the Company shall release regarding the resolution of the dispute.

K.	A new subsidiary/SPV of the Company (“Newco”) will be formed and run by the Co- CEO.

L.	Newco shall be spun off within 12 months of the Effective Date as agreed between the Board of Directors and the Company.

M.	Notwithstanding the foregoing, such period may be extended once, for an additional period not to exceed twelve (12) months, upon approval by the board of directors of Newco.

N.	In consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

AGREEMENT

1. Conditions Precedent. The conditions of each party to consummate the transactions contemplated by this Agreement, will be subject to the satisfaction or written waiver (where permissible) of the following conditions on or before the Effective Date. All deliveries and actions described in this Section 1 shall be deemed to occur simultaneously; no delivery shall be effective until all other concurrent deliveries are completed on or before the Effective Date. All deliveries and actions described in this Section 1 shall be deemed to occur simultaneously; no delivery shall be effective until all other concurrent deliveries are completed:

a. Investor Letter. On or before the Effective Date, the Company shall receive a letter from the Investor (as such term is defined in the Side Letter) confirming temporary forbearance and conditional withdrawal of the existing default demand, subject to the following: (i) execution and ongoing compliance with this Agreement, (ii) timely filing of the Company’s Form 10-K on or before April 30, 2026, (iii) remediation of all NYSE related matters no later than June 30, 2026 including but not limited to approval of the NYSE Listing Application, Note Approval, Preferred Stock Conversion, unhalt of the Company’s common stock and maintenance of listing until June 30, 2026, (v) no additional Events of Default (as defined in the Notes) have occurred. Any waiver of existing defaults shall be expressly conditioned upon, and shall only become effective upon, the full and timely satisfaction of all such conditions and the absence of any additional Events of Default as of June 30, 2026, as confirmed in writing by the Investor. Until such time, all defaults shall remain continuing.

b. Irrevocable Proxy. Subject to the satisfaction of Section 1.a, the Inscobee Parties shall deliver to the Company duly executed copies of a new Irrevocable Proxy (as defined below). The Inscobee Parties shall cause the Reporting Persons to execute the Irrevocable Proxy.

c. Rescission of the Stockholder Consents. Subject to the satisfaction of Section 1.a, The Inscobee Parties shall cause all parties to the Stockholder Consents to enter into a new stockholder consent, in form and substance agreeable to Mindwave and the Company, that rescinds all actions taken in the Stockholder Consents, including the purported amendment to the bylaws of the Company, declares any actions taken by the purported Company board of directors appointed pursuant to the March Consent void, including any terminations of officers of the Company that were duly appointed as of March 19, 2026, and to avoid any further confusion regarding corporate governance, reappoints the prior Company’s board of directors in place as of March 19, 2026.

d. Ratification of the Support Agreement and Voting Agreement. The Inscobee Parties hereby confirm the terms and conditions of the Support Agreement and Voting Agreement and shall abide by the terms of the Support Agreement and Voting Agreement.

e. Agreement Approvals.

i. Inscobee shall deliver to the Company evidence satisfactory to the Company and MindWave that the board of directors of Inscobee has authorized this Agreement and the transactions contemplated by this Agreement.

ii. Apimeds Korea shall deliver to the Company evidence satisfactory to the Company and MindWave that the board of directors of Apimeds Korea has authorized this Agreement and the transactions contemplated by this Agreement.

iii. The Company shall deliver to Inscobee and Apimeds Korea evidence satisfactory to Inscobee and Apimeds Korea that the board of directors of directors of the Company has authorized this Agreement and the transactions contemplated by this Agreement.

iv. The Company shall cause to be delivered to Inscobee and Apimeds Korea evidence satisfactory to Inscobee and Apimeds Korea that the sole stockholder of MindWave and Lokahi has authorized this Agreement and the transactions contemplated by this Agreement.

v. Interdependence of Deliveries. Notwithstanding anything to the contrary, the Inscobee Parties shall have no obligation to deliver the items set forth in Sections 1(b) and 1(c) unless and until the Company has delivered the items set forth in Sections 1(a) 1(d)(iii), and 1(d)(iv) to Inscobee in a form reasonably satisfactory to Inscobee.

2. Investor Financing. The Company previously entered into a financing arrangement with the Investor (the “Investor Financing”). The Inscobee Parties and the Company Parties agree to reasonably cooperate with MindWave in connection with the Investor Financing, including, but not limited to, avoiding any action or failing to take any action that would cause a breach under the Investor Financing agreements. Notwithstanding the foregoing, for the avoidance of doubt, the Inscobee Parties shall have no obligation to provide, source, guarantee, or otherwise participate in any portion of the Investor Financing, and shall have no liability for any failure to obtain or maintain such financing, except as provided in Section 1 d or for their failure to cooperate as provided in this paragraph.

All costs, fees, and expenses related to the formation of Newco shall be borne solely by the Company. The initial capitalization shall come from the Working Capital Contribution (as defined below). All funds derived from the Investor Financing, net of any investment banking fees, commissions, and other transaction-related costs (the "Net Financing Proceeds"), shall be allocated and disbursed by the Company. The Company shall disburse the Net Financing Proceeds as follows: (i) ninety percent (90%) of the Net Financing Proceeds shall be irrevocably allocated to, and disbursed directly into the accounts of, MindWave; and (ii) ten percent (10%) of the Net Financing Proceeds shall be irrevocably allocated to, and disbursed directly into the accounts of, Newco. The foregoing allocation shall apply to all Net Financing Proceeds received by the Company during the twelve (12) month period following the Effective Date (the "Allocation Period") and shall be binding on the Company for the duration of the Allocation Period. The co-CEO shall not have any access to the deposit accounts established under the Investor Financing, and shall have no ability to draw upon the Investor Financing without the MindWave chief executive officer.

The portion of such funds allocated to MindWave shall be under the sole control of the MindWave chief executive officer in his sole discretion; provided, however, that the portion allocated to Newco shall be utilized solely for its designated operational purposes and shall not be subject to the sole discretion of the MindWave chief executive officer.

3. Formation and Governance of Newco.

a. Formation of Newco. Within 7 business days following the Effective Date, the Company shall form Newco as a corporation in a U.S. jurisdiction and with a name, in each case chosen the Company, which shall operate independently from Lokahi. Newco shall be a wholly-owned subsidiary of the Company.

b. Governance. The business and affairs of Newco shall be managed and directed independently by its own board of directors and officers duly appointed in accordance with Newco’s governing documents. One member of the board of directors of Newco shall be the Company’s CEO.

i. Newco shall be permitted to raise equity securities, other than equity securities convertible into shares of the Company, at such prices and amounts as determined by its board of directors. Any such equity securities shall dilute the interests of the Company in Newco.

ii. Newco shall not be permitted to raise any debt securities or incur any liabilities in excess of USD $25,000 or issue equity securities convertible into shares of the Company without the prior written consent of the Company’s CEO and the Investor. No debt issued by Newco may be guaranteed by the Company and must be non-recourse to the Company.

iii. Newco shall make available all of its books and records in a timely manner so that the Company can comply with its SEC reporting obligations.

iv. Newco shall pay within one business day of receipt of the Working Capital Contribution $750,000 to Duane Morris LLP and up to $750,000 to the Insocbee Parties’ legal team.

v. Newco shall be spun-off from the Company not later than twelve (12) months from the Effective Date on such terms as shall be agreed between the Company and the NewCo board of directors. Notwithstanding the foregoing, such period may be extended once, for an additional period not to exceed twelve (12) months, upon approval by the board of directors of Newco.

4. Contribution by, and assignment to, Lokahi.

a. Payment by Lokahi. Lokahi hereby irrevocably agrees and unconditionally undertakes to transfer to the Company, or, if designated in writing by the Company prior to such transfer, directly to Newco, an amount equal to Four Million United States Dollars (USD $4,000,000) (the "Working Capital Contribution"), no later than five (5) business days following the Effective Date. The obligation of Lokahi to make the Working Capital Contribution shall be absolute and unconditional, shall not be subject to any condition precedent, and shall not be reduced, withheld, or delayed by reason of any set-off, counterclaim, deduction, defense, or other right, whether arising under this Agreement or otherwise. Any failure by Lokahi to timely fund the Working Capital Contribution shall constitute a material breach of this Agreement.

b. Transfer of CRO Credit Facility. To support continued development of the Apitox program, the Company shall assign to Lokahi the Prevail CRO credit facility having an aggregate value of approximately Two Million Two Hundred Thousand United States Dollars (USD $2,200,000) (the “Prevail Credit Facility”).

c. Retention of Apitox Program Assets. Lokahi shall retain all rights relating to the Apitox program, including, without limitation: (a) all relevant intellectual property, (b) all regulatory materials, (c) all development data, (d) all manufacturing information, and (e) all other associated program assets to the extent such rights are currently licensed to the Company (collectively, the “Apitox Program Assets”). The Company shall assign the rights under such license agreement to Lokahi and the Inscobee Parties shall consent to the assignment of such license.

d. Forgiveness of Debt. Lokahi shall forgive, release, and discharge all amounts advanced by Lokahi to the Company or any of its subsidiaries, including, for the avoidance of doubt, the $750,000 advanced on or about February 2, 2026, together with any interest, penalties or equity that may be due Lokahai.

e. Spinoff. Within five (5) business days following payment of the Working Capital Contribution, the Company shall distribute 51% of the common stock of Lokahi as directed by Emerson. The remaining 49% shall be held by the Company.

f. No Further Action. From and after the Effective Date, no Inscobee Party or Company Party shall, directly or indirectly, and each shall cause its affiliates not to, in respect of Lokahi: (i) deliver, solicit, or support any stockholder consent or proposal; (ii) deliver or support any demand under NRS § 78.257 or any analogous books-and-records or information statute; (iii) disparage any Lokahi Party; or (iv) finance, assist, or coordinate with any third party in any of the foregoing.

g. Lokahi Board and Management. Lokahi's board composition and its officer, employee, consultant, and advisory appointments shall be determined solely by Lokahi. No Inscobee Party, or any affiliate, nominee, or current or former employee of any of the foregoing shall serve in any such capacity at any time. Erik Emerson continues as Lokahi's CEO and President, and no party other than Lokahi may remove, suspend, or limit his authority.

5. Merger Agreement Waiver by Lokahi, Emerson and the Bio Business Representative. For the avoidance of doubt and in connection with the Investor Financing, Lokahi, Emerson and the Bio Business Representative each irrevocably waives the following covenants in the Merger Agreement:

a. The rights of the Bio Business Representative or Emerson to receive regular updates from the Company’s management and Lokahi’s management, including quarterly reports on operations, financing allocations, and material development in accordance with Section 7.08(h) of the Merger Agreement;

b. In accordance with Section 7.08(h) of the Merger Agreement, any rights of the Bio Business Representative or Emerson to seek specific performance, injunctive relief, or other equitable remedies, and neither shall have standing to bring legal action in any court of competent jurisdiction to enforce the obligations under the Merger Agreement;

c. All obligations from the Company to Lokahi under Section 7.08(i) of the Merger Agreement;

d. Any and all other rights under the Merger Agreement directly or indirectly attributed or belonging to the Bio Business Representative or any rights to the Investor Financing under the Merger Agreement or the Side Letter.

6. Side Letter Waiver by Lokahi. For the avoidance of doubt and in connection with the Investor Financing, Lokahi irrevocably waives the following covenants in the Side Letter:

a. Allocation of the Closing Funds. Lokahi waives any rights it had to any funds allocated to, received by, or raised by the Company in connection with Section 1 of the Side Letter.

b. Allocation of the Registration Funds. Lokahi waives any rights it had to any funds allocated to, received by, or raised by the Company in connection with Section 2 of the Side Letter.

c. Allocation of the PIPE Investor’s Funds. Lokahi waives any rights it had to any funds received by the Company in connection with Section 3 of the Side Letter.

d. Future Financing. Lokahi waives any rights it had to any funds raised by the Company in connection with Section 4 of the Side Letter and any other previously agreed fund agreement or understanding.

e. Diligence Fee. Lokahi waives any rights it had to be repaid from the Closing Funds (as such term is defined in the Side Letter) for advancing $50,000 diligence and expenses in accordance with Section 6 of the Side Letter.

f. General Waiver. Any and all other rights under the Side Letter directly or indirectly attributed or belonging to the Bio Business Representative or any rights to the Investor Financing under the Side Letter.

7. Irrevocable Proxy. Pursuant to the irrevocable proxy substantially in the form attached as Exhibit A (the “Irrevocable Proxy”), the Inscobee Parties shall appoint Dr. Vin Menon (“Menon”) and Captain Sandeep Singh Yadav (“Yadav”), with full power of substitution, as the proxies of the Inscobee Parties with respect to the matters set forth in the Irrevocable Proxy and will authorize either of them to represent and to vote the stock held by the Inscobee Parties as of the Effective Date for such matters. The proxy granted by the Irrevocable Proxy will be given in consideration of the agreements and covenants of the Company in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable until the later of (x) 30 days following the receipt of NYSE approval of the Listing Application, (y) the completion of the Preferred Stock Conversion and Note Approval following such NYSE approval or (z) the date on which NYSE provides a final, non-appealable denial or rejection of the application for such approval; or (aa) July 30, 2026 (the “Outside Date”) (each of (x), (y), (z) and (aa), Listing Application (the “Sunset Date”).

Upon the occurrence of the Sunset Date, the Irrevocable Proxy shall automatically terminate and be of no further force or effect.

8. Post-Signing Covenants.

a. Listing Requirements. The Inscobee Parties agree to cooperate in good faith with the Company and to take all actions reasonably requested by the Company in connection with obtaining approval of the Listing Application in order to effect the Preferred Stock Conversion and the Note Approval. Such cooperation shall include, without limitation, providing requested information, executing required documentation, and refraining from taking any action that would reasonably be expected to delay, impair, or adversely affect the Company’s ability to obtain approval of the Listing Application, Preferred Stoc Conversion or Note Approval. However, such cooperation is strictly contingent upon the following: (i) All costs (including reasonable legal fees solely in connection with the settlement of this Agreement) shall be discharged by Newco from the Working Capital Contribution within 5 business days of request; (ii) The Company must be in compliance with the terms that are applicable to Company while discharging its obligations (and to the extent commercially reasonable and technically feasible) with all obligations under this Agreement; (iii) Cooperation shall not impose any additional financial liability, except as provided above, or violate fiduciary duties of the Inscobee Parties; and (iv) The Company shall provide weekly status updates and copies of all regulatory correspondence to the Inscobee Parties until the Preferred Stock Conversion and Note Approval is complete. If the settlement is not completed successfully, each party will cover their own subsequent cost including legal cost.

b. Company and Inscobee Press Release. The Inscobee Parties agree that:

i. Schedule 13D Withdrawal. The Inscobee Parties shall amend any and all beneficial ownership reports on Schedule 13D previously filed by the Inscobee Parties with the U.S. Securities and Exchange Commission promptly following the Effective Date but, in any event, no later than four (4) business days of the Effective Date. The Inscobee Parties shall amend the beneficial ownership reports on Schedule 13D required to be filed with the U.S. Securities and Exchange Commission in form and substance as agreed upon by the Inscobee Parties and Menon. In such amended Schedule 13D, the Reporting Persons shall confirm their commitment to the closing of the transactions contemplated by the Merger Agreement and their votes described below to reappoint the Board of Directors and officers of the Company.

ii. Press Release. The Inscobee Parties, Lokahai and the Company shall cooperate in good faith to prepare and issue a mutually agreed joint press release announcing this Agreement and the settlement of the matters contemplated by this Agreement no later than five (5) business days of the Effective Date. No press release or public statement shall characterize any Company or Lokahi contribution, transfer, waiver, or release as distressed, coerced, compelled, or the product of financial necessity.

c. Information Statement. The Inscobee Parties agree to fully cooperate with, and take all actions reasonably requested by, the Company to facilitate the effectiveness of the Proposals, including providing any information, consents, or documents reasonably requested in connection with the effectiveness of the Proposals. The Inscobee Parties further agree that they shall not take any action, directly or indirectly, that would reasonably be expected to delay, impair, or prevent the effectiveness of the Proposals, including, but not limited to taking any action to impede, revoke, or otherwise attempting to impede or revoke the Irrevocable Proxy.

d. Annual Report on Form 10-K. Inscobee Parties agree to fully cooperate with, and take all actions reasonably requested by, the Company in connection with the completion of the Company’s Annual Report on Form 10-K (the “10-K”). The Inscobee Parties further agree that they shall not take any action, directly or indirectly, that would reasonably be expected to delay, impair, or prevent the filing of the 10-K.

e. Regulatory Approvals. Inscobee Parties agree to fully cooperate with, and take all actions reasonably requested by, the Company in connection with any approvals required to be obtained from any Governmental Authority in to consummate the transactions contemplated by this Agreement. For purposes of this Agreement, “Governmental Authority” shall mean means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

9. Void Actions. On December 30, 2025, the Inscobee Parties purported to pass a written consent of a majority of the stockholders of the Company (“December Consent”) to remove Emerson as a director of the Company. Also, on March 20, 2026, the Inscobee Parties in connection with certain other stockholders of the Company purported to pass a written consent of the stockholders of the Company (“March Consent” together with the December Consent, collectively, the “Stockholder Consents”) to, among other things, (i) adopt the second amendment to the amended and restated bylaw of the Company in connection with changes to the Company’s board of directors, (ii) appoint Youngjik Cho, Minguk Ji, and Junyoung Yu as directors of the Company’s board of directors, and (iii) remove Elona Kogan, Jakap Koo, Carol O’Donnell, and Dr. Bennett Weintraub from the Company’s board of directors. The Inscobee Parties previously entered into a support agreement (the “Support Agreements”) and voting agreements (the “Voting Agreements”) in connection with the Merger Agreement that, if validly entered into, prohibited them from voting in favor of changing the Company’s board of directors while the Support Agreements or Voting Agreements were in place or taking any other action that would prevent the closing of the transactions contemplated by the Merger Agreement. In connection with this Agreement, the parties agree that the Company Support Agreements and Voting Agreements are valid and binding agreements of the Inscobee Parties and, thus, should treat the Stockholder Consents as void. Therefore, the parties recognize that the ownership held by the remaining stockholders, excluding the Inscobee Parties, signatory to the Stockholder Consents is insufficient to take such stockholder actions, and are therefore, void. All such actions deriving from the Stockholder Consents, including the actions of the purported board in terminating the executives of the Company are void.

10. The Boards.

a. Company Board.

i. Interim Period. During the period of time between the Effective Date and the filing of the Form 10-K, the Company’s Board of Directors shall consist solely of Elona Kagan, Carol O’Donnell and Dr. Bennett Weintraub (such time period referred to as the “Interim Period”). The Inscobee Parties shall either secure the resignation of Jakap Koo, or cause his removal. At the end of the Interim Period, unless the Company has been advised that the replacement of the Board of Directors would adversely affect the Listing Application, Elona Kogan, Carol O'Donnell, and Dr. Bennett Weintraub shall each resign as directors of the Company. The Company's board of directors shall, from such date until the completion of the Preferred Stock Conversion, consist solely of three (3) new independent directors in accordance with NYSE rules, who are appointed by the Inscobee Parties, but subject to the reasonable approval of Menon in accordance with any NYSE limitations; provided, that no such person shall be affiliated with, connected to, or otherwise tainted by the Inscobee Parties. No members of the Company’s board of directors shall be removed without the written consent of Menon and the Inscobee Parties until the completion of the Preferred Stock Conversion. Menon shall serve as Chief Executive Officer of the Company.

ii. Post-Effective Date. The parties will take all necessary action, including, regardless of whether required, causing the directors of Company that had been appointed pursuant to the Stockholder Consents to resign, so that Post-Closing, the Company’s board of directors shall consist of three (3) members as described above. Following the Preferred Stock Conversion, the Board shall consist of seven (7) members. Four (4) members of the Company’s board of directors shall be nominated by Mindwave and required to qualify as an independent director under the relevant listing rules, two (2) members of the Company’s board shall be nominated by Menon, one of whom shall be Menon and one (1) member shall be the Co-CEO. The parties will take all reasonable steps to ensure that the Company’s board complies with all requirements of the applicable listing exchange rules. No members of the Company’s Post-Closing board of directors shall be removed without the written consent of Menon.

b. MindWave Board.

i. Interim Period. During the Interim Period, the MindWave board of directors shall continue to be Menon. The MindWave board of directors shall have sole and complete authority and control over the business and affairs of MindWave and its wholly owned subsidiaries including but not limited to (a) to manage and direct all operations of MindWave, (b) control and access to all bank accounts and other financial accounts of MindWave, (c) the authority to approve or disapprove all expenditures, obligations, and other commitments of funds, (d) authorize any hiring, termination, or compensation decisions with respect to personnel, and (e) approve the receipt, use, and disbursement of any and all funds or other assets of MindWave. No members of the Lokahi board of directors shall be removed without the written consent of Menon.

ii. Post-Closing. The parties will take all necessary action, so that Post-Closing, MindWave’s board of directors shall consist of five (5) members. Menon shall remain on the MindWave board of directors and serve as Executive Chairman. Menon shall have the right to designate three (3) additional members of MindWave board of directors~~.~~ The MindWave Board shall retain sole and complete authority and control over the business and affairs of MindWave and its wholly owned subsidiaries including but not limited to (a) to manage and direct all operations of MindWave, (b) control and access to all bank accounts and other financial accounts of MindWave, (c) the authority to approve or disapprove all expenditures, obligations, and other commitments of funds, (d) authorize any hiring, termination, or compensation decisions with respect to personnel, and (e) approve the receipt, use, and disbursement of any and all funds or other assets of MindWave.

iii. Limits on Powers of the Company Over MindWave. The Company shall not without written consent of Menon and the MindWave board of directors:

1. Amend or propose to amend MindWave’s certificate of incorporation, bylaws, or similar organizational documents;

2. split, combine, reclassify, or otherwise alter the MindWave’s outstanding capital stock, equity interests, voting securities, or issue or authorize any securities in substitution thereof;

3. issue, sell, pledge, dispose of, or encumber any shares of the MindWave’s capital stock, securities convertible into such stock, or any options, warrants, calls, or rights to acquire shares of MindWave capital stock;

4. sell, lease, license, transfer, mortgage, pledge, or otherwise dispose of or encumber any material assets or properties of MindWave;

5. discontinue any material business lines of MindWave;

6. enter into, amend, modify, terminate, or waive rights under any material contract, lease, or agreement of MindWave;

7. dispose of, fail to maintain, or grant licenses to any intellectual property rights, or subject any assets to new liens or encumbrances of MindWave;

8. engage in or become a party to any merger, consolidation, share exchange, business combination, recapitalization, or similar transaction involving MindWave;

9. enter into any collective bargaining agreement, labor union contract, or similar agreement involving MindWave;

10. commence, settle, or compromise any material litigation, claims, or legal proceedings, or waive/release material rights related to MindWave;

11. reduce in force, layoff or make any material changes to any compensation or benefits plans of MindWave;

12. make, change, or revoke any tax election of MindWave;

13. settle or compromise any tax liability of MindWave;

14. extend or waive any limitations periods for tax assessments of MindWave; or

15. fail to maintain in full force all material insurance policies covering MindWave.

11. Management Structures.

a. Company.

i. Resignation of the Purported Company Officers. As of the Effective Date, the Inscobee Parties will cooperate with the Company to take such action as necessary to cause any of the individuals purporting to serve as an officer or director of the Company to resign or be terminated by the Company’s Interim Period board of directors.

ii. Company Chief Executive Officer. Menon continues to be the chief executive officer of the Company. Subject to approval by the Company’s board of directors as of the Effective Date, the parties agree that the Company shall take all necessary actions to appoint a co-chief executive officer of the Company, to be designated by the Inscobee Parties, within seven (7) days of the Effective Date. The co-chief executive officers shall cooperate to perform the duties of the chief executive officer in accordance with the Company’s governing documents; provided that Menon shall have final authority over actions of the Company and Mindwave and the co-chief executive officer shall have final authority over Newco, except as provided herein.

iii. Company Chief Financial Officer. Until the filing of the Company’s 10-K for the period ended December 31, 2025, Erick Frim shall continue to be the chief financial officer of the Company. Subject to approval by the Company’s board of directors and following the filing of the 10-K, the parties agree that the Company shall take all necessary actions to appoint an individual designated by Menon and the co-chief executive officer as the chief financial officer of the Company.

iv. Company President. To the extent the office of president of the Company is not vacant as of the date of the Lokahai spinoff, the Company’s board of directors shall take such action as necessary to remove any person appointed to such position. Emerson hereby waives any termination payments under the terms of his employment by the Company that may be due him as a result of the transactions contemplated by this Agreement.

b. MindWave. Unless otherwise determined by the MindWave board of directors or resignation of such officer, the chief executive officer of MindWave shall remain Menon. The CEO of MindWave shall have such powers as provided in the MindWave organizational documents and authorized by the MindWave board of directors.

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15. Confidentiality.

a. Restrictions on Disclosure of Information.

i. Without limiting any rights or obligations under any other agreement between or among the parties and/or any of their respective affiliates relating to confidentiality, for a period of three (3) years following the Effective Date, each of the parties agrees that it shall not, and shall not permit any of its affiliates or representatives to, disclose any Confidential Information to any person, other than to such affiliates or representatives on a need-to-know basis in connection with the purpose for which the Confidential Information was originally disclosed. Such information shall no longer be deemed Confidential Information to the extent that it is or was (i) in the public domain other than by the breach of this Agreement or by breach of any other agreement between or among the parties and/or any of their respective affiliates, (ii) available to such party outside the context of the prior relationship on a nonconfidential basis before its disclosure by the other party, (iii) lawfully acquired outside the context of the prior relationship on a nonconfidential basis or independently developed by, or on behalf of, such party by persons who do not have access to, or descriptions of, any such Confidential Information, (iv) required to be disclosed by law, governmental order or the rules and regulations of the SEC, or (v) mutually agreed to by the parties. For purposes of this Agreement, “Confidential Information” shall mean with respect to any party, any and all records, books, contracts, instruments, computer data and other data concerning such party, its business or any of its affiliates that was obtained by another party any other records, books, contracts, instruments, computer data and other data obtained by, or furnished to, another party.

ii. Each of the parties shall maintain, and shall cause its respective affiliates to maintain, policies and procedures, and develop such further policies and procedures as shall from time to time become necessary or appropriate, to ensure compliance with this Section.

b. Legally Required Disclosure of Confidential Information. If any of the parties to this Agreement or any of their respective affiliates or representatives become legally required to disclose any Confidential Information, such disclosing party shall promptly notify the party owning the Confidential Information (the “Owning Party”) and shall use all commercially reasonable efforts to cooperate with the Owning Party so that the Owning Party may seek a protective order or other appropriate remedy and/or waive compliance with this section. All expenses reasonably incurred in seeking a protective order or other remedy shall be borne by the Owning Party. If such protective order or other remedy is not obtained, or if the Owning Party waives compliance with this section, the disclosing party or its affiliate or representative, as applicable, shall (a) disclose only that portion of the Confidential Information it is compelled by law to disclose, (b) use all commercially reasonable efforts to obtain reliable assurance requested by the Owning Party that confidential treatment will be accorded such Confidential Information, and (c) promptly provide the Owning Party with a copy of the Confidential Information so disclosed, in the same form and format so disclosed, together with a description of all persons to whom such Confidential Information was disclosed.

c. Access to Information.

i. During the Retention Period, each of the parties shall cooperate with and afford, and shall cause their respective affiliates, representatives, subsidiaries, successors and/or assignees, and shall use reasonable efforts to cause joint ventures that are not affiliates (collectively, “Related Parties”) to cooperate with, and afford to the other party, reasonable access upon reasonable advance written request to all information (other than information created after the effective date of the Spinoff (i) the disclosure of which would have the effect of waiving a legal privilege, or (ii) which is the subject of a confidentiality agreement between such party and a third party which prohibits disclosure to the other party, provided that such party shall use all commercially reasonable efforts to obtain such third party’s consent to disclosure of such information) within such party’s or any Related Party’s possession. Access to the requested information shall be provided so long as it relates to the requesting party’s (the “Requestor”) assets, business and operations, and access is reasonably required by the Requestor as a result of the parties’ prior relationship for purposes of auditing, accounting, claims or litigation (except for claims or litigation between the parties), employee benefits, regulatory or tax purposes or fulfilling disclosure or reporting obligations including, without limitation, information reasonably necessary for the preparation of reports required by or filed under the Securities Act of 1933 or the Securities Exchange Act of 1934 with respect to any period entirely or partially before the effective date of the Spinoff or any other reasonable purpose.

ii. Each party agrees to cooperate fully to allow access to each other’s employees (i) to the extent that they are reasonably necessary to discuss and explain all requested information with and to the requesting party and (ii) with respect to any claims brought against the other involving the conduct of the Lokahi business before the effective date of the Spinoff.

d. Books and Records. The Company, Newco and Lokahi shall preserve and keep all of their respective books and records in the possession of such party or its Related Parties, whether in electronic form or otherwise, for no less than the later of (i) the record retention policy of the Company, Newco and Lokahi as in effect as of the date the respective Spinoff is effectuated or (ii) any period as may be required by any promulgated laws, regulations or rulings of any jurisdiction (or of any political subdivision or taxing authority) (the “Retention Period”), at such party’s sole cost and expense. The Company shall deliver to Lokahi the date the Spinoff is effectuated, any and all original corporate organization books that Company has in its possession relating solely to Lokahi, copies of which the Company may retain at its own expense.

e. Financial and Other Information. For so long as Company is required to consolidate Lokahi’s or Newco’s results of operations and financial position (determined in accordance with generally accepted accounting principles consistently applied):

i. Lokahi and Newco shall each maintain a system of internal accounting controls in accordance with generally accepted accounting principles and Securities and Exchange Commission (the “SEC”) and tax related requirements that will provide reasonable assurance that Lokahi’s and any subsidiaries’ books, records, and accounts fairly reflect all transactions and dispositions of assets.

ii. Lokahi and Newco shall maintain a fiscal year which commences and ends on the same dates as does Company’s fiscal year of each calendar year.

iii. Lokahi shall, as promptly as practicable, deliver to Company copies of all annual and other budgets and financial projections (consistent in terms of format and detail and otherwise with the procedures in effect on the Effective Date) relating to Lokahi or any of its subsidiaries and shall provide Company an opportunity to meet with management of Lokahi to discuss such budgets and projections.

iv. With reasonable promptness, Lokahi and Newco shall deliver to Company such additional financial and other information and data with respect to Lokahi and its subsidiaries and their business, properties, financial positions, results of operations and prospects as from time to time may be reasonably requested by Company.

v. Except with respect to Lokahi’s quarterly and annual earnings releases, Lokahi shall deliver to Company as soon as practicable but in no event one business day before issuance, copies of substantially final drafts of all press releases and other statements to be made available by Lokahi or any of its subsidiaries to employees of Lokahi or any of its subsidiaries or to the public concerning material developments in the business, properties, earnings, results of operations, financial condition or prospects of Lokahi or any of its subsidiaries or the relationship between (i) Lokahi or any of its subsidiaries and (ii) Company or any of its affiliates. In addition, within such one day period, before the issuance of any such press release or public statement, Lokahi shall actively consult with Company regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance, Lokahi shall deliver to Company copies of final drafts of all press releases and other public statements.

vi. Company and Lokahi shall cooperate fully, and cause their respective accountants to cooperate fully, to the extent requested by the other party in the preparation of the other party’s public earnings releases, annual reports on Form 10-K, quarterly reports on Form 10-Q, any current reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any filings made by Company with the SEC, any national securities exchange, any interdealer quotation system or otherwise made publicly available (the “Public Filings”). Newco and Lokahi each agree to provide to the Company all information that the Company reasonably requests in connection with any Public Filings or that, in the judgment of either party, is required to be disclosed or incorporated by reference under any law, rule or regulation. Such information shall be provided by such party in a timely manner on the dates requested by the other party (which may be earlier than the dates on which such party otherwise would be required to have such information available) to enable the Company to prepare, print and release all Public Filings on such dates as such party shall determine. Company and Lokahi shall each use its reasonable best efforts to cause their respective accountants to consent to any reference to them as experts Company in any Public Filing required under any law, rule or regulation. If and to the extent requested by either party, the other party shall diligently and promptly review all drafts of such Public Filing and prepare in a diligent and timely fashion any portion of such Public Filing pertaining to that party. Before any printing or public release of any Public Filing, an appropriate executive officer of Company or Lokahi shall, if requested by the other party, certify that the information provided by such party relating to such party, its affiliates or its business in such Public Filing is accurate, true and correct in all material respects. Unless required by law, rule, regulation or generally accepted accounted principles, Lokahi shall not publicly release any financial or other information which significantly conflicts with the information with respect to Lokahi, any of its affiliates or the Lokahi business that is included in any Public Filing without the Company’s prior written consent. Before the release or filing, Company and Lokahi shall provide each other with a draft of any portion of a Public Filing containing information relating to the other party and its subsidiaries and shall give such party an opportunity to review such information and comment; provided that the other party shall determine in its sole discretion the final form and content of all Public Filings.

vii. Lokahi shall not change its independent certified public accountants without Company’s prior consent.

viii. Lokahi and Company shall use reasonable efforts to make available to each other its past and present directors, officers, other employees and agents as witnesses in any legal, administrative or other proceedings in which the other party may become involved and the Company providing information, consultant or witness services under this Agreement will be entitled to reimbursement from the other for reasonable expenses incurred in providing this assistance.

ix. Lokahai shall comply with the provisions of this Section 15 as long as its financial statements are required to be included in the Public Filings of the Company.

16. Dismissal of Lawsuit. Within five (5) business days after the Effective Date, Emerson shall file a stipulation of dismissal without prejudice of the action filed by him in the United States District Court for the Southern District of New York against the Inscobee Parties (the "Lokahi Action"). The dismissal shall automatically convert to dismissal with prejudice on the one hundred eightieth (180th) day after the Effective Date, provided there has been no breach by the Inscobee Parties of this Agreement.

17. Mutual Release of Claims by the Parties. In consideration of the mutual covenants and promises contained within this Agreement, the parties enter the following releases:

a. Claims to be Released. “Claims” means any and all claims, counterclaims, contribution claims, indemnity claims, demands, allegations, actions, causes of action, judgments, and all other claims of every kind and nature in law or equity, whether arising under state, federal, international or other law, whether such claims are absolute or contingent, direct or indirect, known or unknown, suspected or unsuspected, matured or unmatured, asserted or unasserted.

b. Releases by Inscobee Parties. Except as to obligations created by or arising out of this Agreement or the transactions contemplated by this Agreement, the Inscobee Parties, on behalf of themselves and their affiliates, including but not limited to the principals, managers, members, member representatives, and the Inscobee Parties’ directors, officers, employees, agents, attorneys, representatives, successors, affiliates and assigns, fully and forever waive, release and discharge the Company Parties and the Lokahi Parties and each of their respective agents, stockholders, directors, attorneys, representatives, successors and assigns, of and from any and all Claims, actions, causes of action, suits, contracts, losses, damages, debts, demands, disputes, liabilities, accounts, reckonings, obligations, costs, expenses, and attorneys’ fees, of any kind whatsoever, whether based upon tort, contract or any other theory of recovery, in law or in equity, whether known or unknown, suspected or unsuspected, contingent or fixed, liquidated or unliquidated, which they ever had, now have, owns or holds, or at any time previously ever had, owned or held, or may at any time have, own or hold, against the other, by reason of any facts, acts, omissions, circumstances, events or transactions occurring before the execution of this Agreement (the “Inscobee Released Matters”). Notwithstanding the foregoing, the "Inscobee Released Matters" shall not include, and this release shall not extend to, any Claims arising from:(i) any breach of the this Agreement by any Company Party or Lokahai Party; (ii) any fraud, intentional misrepresentation, or fraudulent concealment of material facts by the Company Parties or Lokahi Parties; (iii) any right to indemnification, advancement, or exculpation as a director or officer of any Company Party or Lokahi Party, whether arising under organizational documents, statute, contract, or insurance policy; (iv) any tax claim; or (v) any Claim arising from facts, acts, omissions, circumstances, events, or transactions first occurring after the Effective Date.

c. Releases by the Company Parties. Except as to obligations created by or arising out of this Agreement or as set forth in Section 14, the Company Parties, on behalf of themselves and their agents, attorneys, representatives, successors, assigns, directors, officers, stockholders, affiliates and any other party that could assert direct or derivative claims on behalf of the Company Parties, fully and forever waive, release, and discharge Inscobee Parties and the Lokahi Parties, and all of Inscobee Parties’ and Lokahai Parties’ respective entities (held directly or indirectly) members, member representatives, managers, officers, directors, employees, agents, attorneys, representatives, designees, successors and assigns, as well as the directors of the Company, of and from any and all Claims, actions, causes of action, suits, contracts, losses, damages, debts, demands, disputes, liabilities, accounts, reckonings, obligations, costs, expenses, and attorneys’ fees, of any kind whatsoever, whether based upon tort, contract or any other theory of recovery, in law or in equity, whether known or unknown, suspected or unsuspected, contingent or fixed, liquidated or unliquidated, which they ever had, now have, owns or holds, or at any time previously ever had, owned or held, or may at any time have, own or hold, against the other, by reason of any facts, acts, omissions, circumstances, events or transactions occurring before the execution of this Agreement (the “Company Released Matters,”). Notwithstanding the foregoing, the "Company Released Matters" shall not include, and this release shall not extend to, any Claims arising from: (i) any breach of this Agreement by any Inscobee Party or Lokahi Party; (ii) any fraud, intentional misrepresentation, or fraudulent concealment of material facts by the Inscobee Parties or Lokahi Parties; (iii) any right to indemnification, advancement, or exculpation as a director or officer of any Inscobee Party or Lokahi Party, whether arising under organizational documents, statute, contract, or insurance policy; (iv) any tax claim; or (v) any Claim arising from facts, acts, omissions, circumstances, events, or transactions first occurring after the Effective Date.

d. Releases by the Lokahi Parties. Except as to obligations created by or arising out of this Agreement or as set forth in Section 14, the Lokahi Parties, on behalf of themselves and their agents, attorneys, representatives, successors, assigns, directors, officers, stockholders, affiliates and any other party that could assert direct or derivative claims on behalf of the Lokahi, fully and forever waive, release, and discharge Company Parties, Mindwave and its subsidiaries, Inscobee Parties, and all of their respective entities (held directly or indirectly) members, member representatives, managers, directors, officers, employees, agents, attorneys, representatives, designees, successors and assigns of and from any and all Claims, actions, causes of action, suits, contracts, losses, damages, debts, demands, disputes, liabilities, accounts, reckonings, obligations, costs, expenses, and attorneys’ fees, of any kind whatsoever, whether based upon tort, contract or any other theory of recovery, in law or in equity, whether known or unknown, suspected or unsuspected, contingent or fixed, liquidated or unliquidated, which they ever had, now have, owns or holds, or at any time previously ever had, owned or held, or may at any time have, own or hold, against the other, by reason of any facts, acts, omissions, circumstances, events or transactions occurring before the execution of this Agreement (the “Lokahi Released Matters,” and together with the Inscobee Released Matters and the Company Released Matters, the “Released Matters”). Notwithstanding the foregoing, the "Lokahi Released Matters" shall not include, and this release shall not extend to, any Claims arising from: (i) any breach of this Agreement by any Company Party or Inscobee Party; (ii) any fraud, intentional misrepresentation, or fraudulent concealment of material facts by the Company Parties or Inscobee Parties; (iii) any right to indemnification, advancement, or exculpation as a director or officer of any Company Party or Inscobee Party, whether arising under organizational documents, statute, contract, or insurance policy; (iv) any tax claim; or (v) any Claim arising from facts, acts, omissions, circumstances, events, or transactions first occurring after the Effective Date.

e. Releases by Erik Emerson. Except as to obligations created by or arising out of this Agreement or as set forth in Section 14, Erik Emerson, individually and in his capacity as Bio Business Representative, on behalf of himself, his heirs, executors, administrators, agents, attorneys, representatives, successors, and assigns, fully and forever waives, releases, and discharges the Company Parties, MindWave and its subsidiaries, and the Inscobee Parties, and all of their respective entities (held directly or indirectly), members, member representatives, managers, officers, directors, employees, agents, attorneys, representatives, designees, successors and assigns of and from any and all Claims, actions, causes of action, suits, contracts, losses, damages, debts, demands, disputes, liabilities, accounts, reckonings, obligations, costs, expenses, and attorneys' fees, of any kind whatsoever, whether based upon tort, contract or any other theory of recovery, in law or in equity, whether known or unknown, suspected or unsuspected, contingent or fixed, liquidated or unliquidated, which he ever had, now has, owns or holds, or at any time previously ever had, owned or held, or may at any time have, own or hold, against any of the foregoing, by reason of any facts, acts, omissions, circumstances, events or transactions occurring before the execution of this Agreement (the "Emerson Released Matters"). Notwithstanding the foregoing, the "Emerson Released Matters" shall not include, and this release shall not extend to, any Claims arising from: (i) any breach of this Agreement by any Company Party or Inscobee Party; (ii) any fraud, intentional misrepresentation, or fraudulent concealment of material facts by the Company Parties or Inscobee Parties; (iii) any right to indemnification, advancement, or exculpation as a director or officer of any Company Party or Inscobee Party, whether arising under organizational documents, statute, contract, or insurance policy; (iv) any tax claim; or (v) any Claim arising from facts, acts, omissions, circumstances, events, or transactions first occurring after the Effective.

f. Effectiveness of Releases. The releases contained in the Section 17 shall only be effective upon the payment by Lokahai of the Working Capital Contribution.

18. Acknowledgment of Settlement. The Inscobee Parties and Lokahi Parties, by signing this Agreement, acknowledge that, except as arising from this Agreement or from a breach of this Agreement, they are giving up forever any right to seek further monetary or other relief from the Company Parties or the Board of Directors, or otherwise specifically excluded in Section 14, for any acts or omissions by the Company Parties up to and including the Effective Date. The Company Parties and Inscobee Parties, by signing this Agreement, acknowledge that, except as arising from this Agreement or from a breach of this Agreement, they are giving up forever any right to seek further monetary or other relief from the Lokahi Parties, as broadly described in Section 14, for any acts or omissions by the Lokahai Parties up to and including the Effective Date. The Company Parties and Lokahai Parties, by signing this Agreement, acknowledge that, except as arising from this Agreement or from a breach of this Agreement, they are giving up forever any right to seek further monetary or other relief from the Inscobee Parties, as broadly described in Section 14, for any acts or omissions by the Inscobee Parties up to and including the Effective Date. The parties acknowledge that this waiver is expressly conditioned upon the full and faithful performance of all obligations and the truthfulness of all disclosures made by the other parties during the settlement process.

19. Covenant Not To Sue. The Company Parties, Lokahai Parties and the Inscobee Parties promise not to file any civil complaints or causes of action, whether at law or equity, against one another that assert claims pertaining in any way to or arising out of the Released Matters. For this elimination of doubt, this includes a covenant not to initiate any arbitration relating to the Released Matters. Provided, however, that this Covenant Not to Sue shall not apply to (i) any action or arbitration brought to enforce the terms of this Agreement, or (ii) any claim based on fraud or intentional concealment of material facts that is expressly excluded from the scope of the "Released Matters" under Section 14. Any party successfully asserting such an excluded claim shall be entitled to recover its reasonable attorneys’ fees and costs.

20. No Admission of Liability. The parties acknowledge that the consideration set forth in this Agreement was agreed upon as a compromise and final settlement of Released Matters and that this settlement is not, and may not be construed as, admissions of liability by the such other party and is not to be construed as an admission that such party engaged in any wrongful, tortious, or unlawful activity. The Company Parties and the Board of Directors specifically disclaim and deny any liability to Inscobee Parties and Lokahai Parties, the Lokahai Parties specifically disclaim and deny any liability to the Company Parties, the Board of Directors, and the Inscobee Parties and the Inscobee Parties specifically disclaim and deny any liability to the Company Parties, the Board of Directors, and the Lokahai Parties.

21. Mutual Non-Disparagement. The parties agree that they will not, directly or indirectly, disparage, defame, impugn, or otherwise damage or assail the reputation, business, integrity or professionalism of each other’s business affairs, practices or policies, standards, or reputation (including but not limited to statements or postings harmful to either party’s business interests, reputation or good will) in any form (including but not limited to orally, in writing, on social media, internet, to the media, persons and entities engaged in radio, television or Internet broadcasting, or to persons and entities that gather or report information on trade and business practices or reliability), any other matter related to any claims referred to in this Agreement, or for any other matters related to any past transactions taking place between the parties. Nothing in the Agreement shall, however, be deemed to interfere with each party’s obligation to report transactions with appropriate governmental, taxing and/or registering agencies. To the extent the reporting obligations just described require public disclosure of this Agreement, or any terms of this Agreement, the parties agree that they will adhere to the terms of this section and only disclose or comment upon that information necessary to satisfy those reporting obligations required by law, and to the appropriate designated personnel at the applicable governmental, taxing, and/or registering agencies, or organizations requiring and such disclosure.

22. Further Assurances and Cooperation. The parties agree to execute such additional documents and to take such further actions as may be reasonably requested or necessary in order to give full effect to the consummation of the transaction described in this Agreement.

23. Miscellaneous.

a. Confidential Information Carve-Out. No confidentiality, non-use or non-disclosure obligation applies to, any information relating to Lokahai’s business, assets, employees, operations or know-how, and each Lokahi Party may use and disclose such information without restriction.

b. Voluntary Execution. Each party acknowledges and represents that it is executing this Agreement voluntarily, free from any undue influence, coercion, duress, or menace of any kind.

c. No Reliance. Each party agrees that he, it, or they have not relied on any representations, statements, assertions, assumptions, or other statements that are not included within this Agreement. Each party further agrees that that there are no statements of fact outside this Agreement that such party is relying on in any way.

d. Assigns. This Agreement will inure to the benefit of and be binding upon the heirs, executors, administrators, successors, assigns, and designees of the parties.

e. Notice. All notices, consents, requests, approvals and other communications provide for in this Agreement, shall be in writing and shall be deemed validly duly given when sent by confirmed fax, upon personal delivery or on the third Business Day after being sent by registered or certified U.S. mail (postage prepaid, return receipt requested) to the parties at the fax number or address set forth below or at such other fax number or address as a party may designate to the other parties:

If to Inscobee, to:

suite 613, Namsung Plaza, 47, Digital-ro 9-gil, Geumcheon-gu, Seoul, Republic of Korea

Attn: Jerry Hyukjae Lee

E-mail: jerrylee@inscobee.com

If to Apimeds Korea, to:

suite 1303, Namsung Plaza, 47, Digital-ro 9-gil, Geumcheon-gu, Seoul, Republic of Korea

Attn: Insoo You

E-mail: apimeds@apimeds.co.kr

If to Company, to:

60 Paya Lebar Road.

#04-23

Singapore 409051

Attn: Vin Menon

E-mail: vin@mindwavedao.com

If to Lokahi, to:

Lokahi Therapeutics, Inc.

3366 N. Torrey Pines Court, #140

La Jolla, CA 92037

Kim Life, General Counsel

kim@lokahithera.com

If to Erik Emerson, to:

Lokahi Therapeutics, Inc.

3366 N. Torrey Pines Court, #140

La Jolla, CA 92037

Erik Emerson, CEO

erik@lokahithera.com

If to MindWave, to:

TechyTrade Innovations Pte Ltd

60 Paya Lebar Road.

#04-23

Singapore 409051

Attn: Vin Menon

E-mail: vin@mindwavedao.com

with a copy (which shall not constitute notice) to:

Duane Morris LLP

901 New York Avenue N.W., Suite 700 East

Washington, D.C. 20001-4795

Attn: Andrew M. Tucker

E-mail: atucker@duanemorris.com

f. No Tax Representations. The parties shall be responsible for their own tax liability occasioned by this Agreement. Neither party shall be liable to the other party for any federal, national, state, or local taxes that any taxing authority may impose on the other party as a result of this Agreement, provided, however, that to the extent any tax position taken by one party may affect a tax position taken by the other party, the parties shall cooperate in good faith to coordinate consistent tax positions. No party is relying on any representation or warranty outside this Agreement related or pertaining to income taxes, or any other subject.

g. Specific Performance. Each party acknowledges that the rights of each party to this Agreement to consummate the contemplated transactions are unique, recognizes, and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching parties may have not adequate remedy at law, and agree that irreparable damage would occur if any of the provisions of this Agreement were not performed by an applicable party in accordance with their specific terms or were otherwise breached. Accordingly, each party will be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

h. WAIVER OF JURY TRIAL. EACH PARTY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

i. Fees and Expenses. The parties agree to bear their own attorneys’ fees, costs, and expenses incurred in connection with any dispute between the Company Parties, the Lokahai Parties and the Inscobee Parties, and the matters resolved through this Agreement, including all associated fees and costs. If any of the parties are required to file suit or to otherwise enlist the aid of legal counsel to compel performance or enforce the terms and conditions of this Agreement, the party that prevails in the litigation, as determined by a court of competent jurisdiction, shall be entitled to recover their reasonable attorneys’ fees and costs incurred in such action.

j. Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the parties to this Agreement.

k. Severability. In case any provision in this Agreement will be held invalid, illegal or unenforceable in a jurisdiction, such provision will be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired nor will the validity, legality or enforceability of such provision be affected in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

l. Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

m. Entire Agreement. This Agreement and the documents or instruments referred to in this Agreement, including any exhibits and schedules attached, which exhibits and schedules are incorporated by reference, embody the entire agreement and understanding of the parties in respect of the subject matter. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to or the documents or instruments, which collectively supersede all prior agreements and the understandings among the parties with respect to the subject matter contained in this Agreement.

[Signature page follows]

The parties have executed this Agreement as of the Effective Date.

Apimeds Pharmaceuticals US, Inc.,
a Delaware corporation

By:
Name:	Dr. Vin Menon
Title:	Chief Executive Officer

MindWave Innovations Inc, a
Delaware corporation

By:
Name:	Dr. Vin Menon
Title:	Chief Executive Officer

Lokahi Therapeutics, Inc., a
Nevada corporation

By:
Name:	Erik Emerson
Title:	Chief Executive Officer

Erik Emerson, Individually

By:

Erik Emerson, in his capacity as Bio Representative

By:
Title:	Bio Representative

Inscobee Inc., a South Korean
corporation

By:
Name:	Insoo You
Title:	Chief Executive Officer

Apimeds Inc., a South Korean
corporation

By:
Name:	Insoo You
Title:	Chief Executive Officer

EXHIBIT A

Irrevocable Proxy

FORM OF IRREVOCABLE PROXY

APIMEDS PHARMACEUTICALS US, INC.

THIS IRREVOCABLE PROXY IS BEING EXECUTED BY THE UNDERSIGNED STOCKHOLDER.

The undersigned stockholder (the “Stockholder”) of Apimeds Pharmaceuticals US, Inc., a Delaware corporation (the “Company”), hereby appoints Dr. Vin Menon and Captain Sandeep Singh Yadav, and each of team, acting individually, as the true and lawful proxy and attorney-in-fact of the undersigned, with full power of substitution, to vote all the shares of common stock in the Company that the undersigned is entitled to vote at any meeting of stockholders of the Company, or any adjournment or postponement, and in any action by written consent.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BELOW. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS.

PROPOSALS

1.	The Preferred Stock Conversion and Issuance: the issuance of the Company’s shares of common stock, par value $0.01 per share (the “Common Stock”) upon the conversion of the Series A Convertible Preferred Stock, par value $0.01 per share of the Company.

☒ FOR	☐ AGAINST	☐ ABSTAIN

2.	The Note Approval and Issuance: the issuance of the Company Common Stock upon the conversion of the convertible notes issued by the Company pursuant to that certain Securities Purchase Agreement, entered into by the Company and certain institutional investors on December 1, 2025, and amended by that certain Amendment No. 1 to Securities Purchase Agreement on December 8, 2025.

☒ FOR	☐ AGAINST	☐ ABSTAIN

3.	The Reverse Stock Split: a 1-for-10 reverse stock split (the “Reverse Stock Split”) of the Company’s Common Stock, a change in the par value per share of the Company’s Common Stock from $0.01 to $0.001 (the “Change in Par Value”), and a corresponding amendment to the Company’s Amended and Restated Certificate of Incorporation to (i) authorize the board of directors of the Company to effect the Reverse Stock Split, and (ii) the Change in Par Value.

☒ FOR	☐ AGAINST	☐ ABSTAIN

4.	The 2024 Plan Share Increase: an amended to the Apimeds Pharmaceuticals US, Inc. 2024 Equity Incentive Plan (the “2024 Plan”) to increase the number of shares of Common Stock issuable under the 2024 Plan to 2,096,679.

☒ FOR	☐ AGAINST	☐ ABSTAIN

5.	The 2025 Equity Plan: the approval and adoption of the Apimeds Pharmaceuticals US, Inc. 2025 Equity Incentive Plan.

☒ FOR	☐ AGAINST	☐ ABSTAIN

COVENANTS OF THE STOCKHOLDER

The undersigned Stockholder hereby agrees:

(a)	No Impeding Actions. The Stockholder shall not vote, consent, or take any other action with respect to the Common Stock owned beneficially or of record by the Stockholder, nor grant any proxy or enter into any agreement, that would reasonably be expected to delay, impede, interefere with, or adversely affect (i) the Agreement and Plan of Merger entered into on December 1, 2025, by the Company, MindWave Innovations Inc, a Delaware corporation (“MindWave”), and other parties signatory thereto, or any of the transactions contemplated thereby, or (ii) the approval or consummation of any of the proposals set forth in this proxy.

(b)	No Board Changes. The Stockholder shall not vote, consent, or take any other action with respet to the Common Stock owned beneficially or of record by the Stockholder, nor grant any proxy or enter into any agreement, to remove, replace, or otherwise alter the composition of the current members of the Company’s board of directors.

DISCRETIONARY AUTHORITY

The proxy holders are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement, subject to the covenants set forth above.

IRREVOCABILITY

This proxy will be given in consideration of the agreements and covenants of the Company in connection with the transactions contemplated by that certain Confidential Settlement and Mutual Released (the “Settlement Agreement”) entered into on April [____], 2026 by (i) the Company, (ii) MindWave, (iii) Erik Emerson individually and as Bio Business Representative (iv) Lokahi Therapeutics, Inc., a Nevada corporation, (v) Inscobee Inc., a South Korean Corporation, and (vi) Apimeds Inc., a South Korean corporation, and, as such, is coupled with an interest and shall be irrevocable.

EXECUTION

The undersigned Stockholder has executed this proxy as of the date written below.

Name of Stockholder

Signature

Title (if applicable)

Number of Shares Held

Date